Exhibit 99.1

Contacts:	Arizona:	Texas:	New York:
	Larry Seay	Jane Hays	Chris Tofalli
	CFO & Vice President-Finance	Vice President-Corp. Develop.	Broadgate Consultants
	(480) 609-3330	(972) 543-8123	(212) 232-2222

Meritage Homes Corporation Announces

Expiration of Tender Offer for 9¾% Senior Notes

Scottsdale, Arizona and Dallas (March 23, 2005) — Meritage Homes Corporation (NYSE: MTH) today announced the expiration of its cash tender offer (the “Offer”) to purchase any and all of its outstanding 9¾% Senior Notes due 2011 (the “Notes”).  The Offer expired at 9 a.m., New York City time, on March 23, 2005 (the “Expiration Date”).  As of the Expiration Date, the Company accepted for payment $276,768,000 aggregate principal amount of the Notes, or 98.85% of the Notes outstanding, that were validly tendered and not withdrawn prior to the Expiration Date.

This press release is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of a consent with respect to any securities.  The Offer was made only pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement, dated February 23, 2005.

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This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such statements are based upon the current beliefs and expectations of our management and are subject to significant risks and uncertainties.  Actual results may differ from those set forth in the forward-looking statements.

Meritage’s business is subject to a number of risks and uncertainties including: the strength and competitive pricing of the single-family housing market; demand for and acceptance of our homes; changes in the availability and pricing of real estate in the markets in which we operate; our ability to continue to acquire additional land or options to acquire additional land on acceptable terms, particularly in our greenfield start-up markets; general economic slow downs; consumer confidence, which can be impacted by economic and other factors such as terrorism, war, or threats thereof and changes in stock markets; the impact of construction defect and home warranty claims; the cost and availability of insurance, including the unavailability of insurance for the presence of mold; interest rates and changes in the availability and pricing of residential mortgages; our lack of geographic diversification; our level of indebtedness and our ability to raise additional capital when and if needed; our ability to take certain actions because of restrictions contained in the indentures for our senior notes and the agreement for our senior unsecured credit facility; legislative or other initiatives that seek to restrain growth in new housing construction or similar measures; the success of our program to integrate existing operations with any new operations or those of past or future acquisitions; our success in locating and negotiating favorably with possible acquisition candidates; our ability to achieve certain pre-tax margins; our dependence on key personnel and the availability of satisfactory subcontractors; the impact of inflation; our potential exposure to natural disasters; the impact of new accounting principles; and other factors identified in documents filed by us with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2004 under the caption “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Factors That May Affect Our Future Results and Financial Condition.”  As a result of these and other factors, the Company’s stock and note prices may fluctuate dramatically.

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